NEWS
RELEASE

FOR IMMEDIATE RELEASE
CONTACT: Chris L. Nines
                    (512) 434-5587

TEMPLE-INLAND ANNOUNCES THIRD QUARTER 2004CHARGES
FROM REPOSITIONING MORTGAGE ACTIVITIES

        AUSTIN, TEXAS, October 4, 2004—As previously announced, Temple-Inland is repositioning its mortgage origination activities and selling its third-party mortgage servicing portfolio. These actions will affect approximately 1500 employees, and are being taken to lower costs and reduce exposure to changing market conditions.

        Operating income for financial services will be adversely affected in third quarter 2004 by an increase in the mortgage servicing valuation allowance of approximately $15 million due principally to the recent reduction in long-term interest rates and to the decision to sell the servicing portfolio. Excluding this $15 million increase in the mortgage servicing allowance, financial services operating income for the quarter is expected to be comparable to third quarter 2003.

        The repositioning and sale will also result in a third quarter 2004 after-tax special charge of approximately $13 million, or $0.23 per share, associated with asset write-downs from the sale of the retail mortgage production offices, severance, and transaction costs related to the sale of the servicing portfolio.

        “These changes are difficult because of the impact on affected employees. The company will provide access to multiple resources to assist employees in this transition,” said Kenneth M. Jastrow, II, chairman and chief executive officer of Temple-Inland Inc. “The repositioning and sale process will continue through the fourth quarter. As these actions are finalized and as long-term interest rates continue to fluctuate, additional adjustments to the mortgage servicing valuation allowance, write-downs, severance and exit costs will likely be made. However, these actions will position financial services for continued strong financial performance.”

        Temple-Inland Inc. is a major manufacturer of corrugated packaging and forest products, with a diversified financial services operation. The Company’s 2.0 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiative® (SFI) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland’s common stock (TIN) is traded on the New York Stock Exchange and the Pacific Exchange. Temple-Inland’s address on the World Wide Web is www.templeinland.com.

This release contains forward-looking statements that involve risks and uncertainties. The actual results of Temple-Inland may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Temple-Inland; the availability and price of raw materials; competitive actions by other companies; changes in laws or regulations; the accuracy of judgments and estimates concerning the integration of acquired operations and Temple-Inland’s consolidation and supply chain initiatives; and other factors, many of which are beyond the control of Temple-Inland.